Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

Agreement dated as of                      , 2004 (the “Agreement”), by and between NGP Capital Resources Company, a Maryland corporation (the “Company”), and NGP Investment Advisor, LP a Delaware limited partnership (the “Adviser”).

WHEREAS, the Company is a newly organized closed-end, non-diversified management investment company that intends to elected to be treated as a business development company under the Investment Company Act of 1940 (the “Investment Company Act”), and is in the business of making investments in securities issued in private placements, primarily in connection with structured finance investments consisting of a subordinate debt instrument or a combination of senior and subordinate debt instruments with some equity component;

WHEREAS, the Adviser is an investment adviser registered as such under the Investment Advisers Act of 1940, as amended (collectively, with the rules and regulations promulgated thereunder, the “Advisers Act”) and is engaged in the business of providing management and investment advisory services with respect to companies participating in structured finance transactions and making temporary short-term investments; and

WHEREAS, the Company deems it advisable to retain the Adviser to furnish certain management and investment advisory services to the Company, and the Adviser wishes to be retained to provide such services, on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, it is agreed by and between the parties hereto as follows:

SECTION 1

DUTIES OF THE ADVISER

1.1 Engagement. Commencing on the date hereof, the Company hereby engages and retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, in accordance with (i) the investment objectives, policies, and restrictions that are set forth in the Company’s prospectus dated                      , 2004 (the “Prospectus”), as such investment objectives, policies, and restrictions may be amended from time to time, (ii) the Investment Company Act, (iii) the policies adopted by the Board to the extent such policies do not conflict with any provisions of this Agreement, (iv) all other applicable federal and state securities and commodities laws, rules, and regulations, and (v) the Company’s articles of incorporation and by-laws, as such articles of incorporation and by-laws may be amended from time to time.

1.2 Services. Without limiting the generality of Section 1.1, the Adviser shall, during the term and subject to the provisions of this Agreement provide, or arrange for suitable third parties to provide, any and all management and investment advisory services necessary for the operation of the Company and the conduct of its business. Such management and investment advisory services shall include, but not be limited to, the following:

(a)	determining the composition of the portfolio of the Company, the nature and timing of the changes therein, and the manner of implementing such changes;

(b)	identifying, evaluating, and negotiating the structure of the investments made by the Company;

(c)	monitoring the performance of, and managing the Company’s investments;

(d)	determining the securities and other assets that the Company will purchase, retain, or sell and the terms on which any such securities are purchased and sold;

(e)	arranging for the disposition of investments for the Company;

(f)	recommending to the Board the fair value of the Company’s investments that are not publicly traded debt or equity securities based upon the valuation guidelines adopted by the Board;

(g)	voting proxies in accordance with the proxy voting policies and procedures adopted by the Adviser; and

(h)	providing the Company with such other investment advice, research, and related services as the Company may, from time to time, reasonably require for the investment of the Company’s assets.

The Adviser shall have the power and authority on behalf of the Company to effect its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments or arrange financing on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle in accordance with the Investment Company Act.

1.3 Records. The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records related to the provision of investment advisory services to the Company and required to be maintained under Rule 31a-2 under the Investment Company Act for an investment adviser to a business development company and shall maintain all books and records with respect to the Company’s portfolio transactions. The Adviser agrees that any records that it maintains for the Company as required under the Investment Company Act are the property of the Company and it will surrender promptly to the Company any such records upon the Company’s request, provided that (i) the Adviser may retain a copy of such records and (ii) nothing contained herein shall prevent the Adviser from using the performance track record of the Company following any termination of this Agreement.

1.4 Control and Supervision. The performance by the Adviser of its duties and obligations hereunder shall be subject to the control and supervision of the Board and the

Adviser’s determination of what services are necessary or required for operation or to reasonably conduct the business of the Company shall be subject to review by the Board. The Adviser shall provide periodic and special reports to the Board of its performance of its obligations hereunder as the Board may request.

1.5 Acceptance. The Adviser hereby accepts such engagement and agrees during the term hereof, at its expense, to provide the services described herein and to assume the obligations herein set forth for the compensation provided herein.

1.6 Independent Contractor. The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

1.7 Compliance. The Adviser represents that it is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser under the Advisers Act. The Adviser agrees that its activities with respect to the Company will at all times be in compliance in all material respects with applicable federal securities and state securities laws governing its operations and investments. The Adviser shall adopt and implement prior to October 5, 2004, written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the Investment Company Act) by the Adviser. The Adviser shall provide the Company, at such times as the Company may reasonably request, with a copy of such policies and procedures and a written report that addresses the operation of the policies and procedures; such report shall be of sufficient scope and sufficient detail, as may reasonably be required to comply with Rule 38a-1 and to provide reasonable assurance that any weaknesses in the design or implementation of the policies and procedures would be disclosed by such examination, and, if there are no such weaknesses, the report shall so state.

1.8 Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker, or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker, or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

SECTION 2

USE OF SUB-INVESTMENT ADVISER

The Adviser may, subject to requirements of the Investment Company Act, employ one or more sub-investment advisers (each, a “Sub-Adviser”) to assist the Adviser in the performance of its duties under this Agreement. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. Such use of a Sub-Adviser does not relieve the Adviser of any duty or liability it would otherwise have under this Agreement. Compensation of any such Sub-Adviser for services provided and expenses assumed under any agreement between the Adviser and such Sub-Adviser permitted under this paragraph is the sole responsibility of the Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring any Sub-Adviser to comply with Sections 1.3 and 1.7.

SECTION 3

SERVICES OF THE ADVISER NOT EXCLUSIVE

3.1 Limitations on the Employment of the Adviser. The obligations of the Adviser to the Company and the services furnished by the Adviser hereunder are not exclusive. The Adviser and its Affiliates (as hereinafter defined) may engage in any other business or furnish the same or similar services to others, including businesses that may be in direct or indirect competition with the business of the Company and may be in direct competition with the Company for particular investments, so long as its services to the Company under this Agreement are not impaired thereby. It is contemplated that from time to time one or more Affiliates of the Adviser may serve as directors, officers, or employees of the Company or otherwise have an interest or affiliation with the Company or have the same or similar relationships with competitors of the Company. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer, agent, or employee of the Adviser or its Affiliates, who may also be a manager, officer, agent, or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or dissimilar nature, or to receive fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). Neither the Adviser nor any of its Affiliates shall in any manner be liable to the Company by reason of the foregoing activities of the Adviser or such Affiliate. Within 60 days after the end of each calendar quarter of the Company, the Adviser will furnish the Board with information on a confidential basis, as to any investment within the investment objective of the Company made during such quarter by the Adviser or any Sub-Adviser for their own account or the account of others. So long as this Agreement remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to provide the services called for hereunder.

3.2 Responsibility of Dual Directors, Officers, and Employees. It is understood that directors, officers, employees, and stockholders of the Company are or may become interested in the Adviser and its Affiliates, as directors, officers, employees, partners, stockholders, members, and managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members, and managers of the Adviser and its Affiliates are or may become similarly interested in the Company as stockholders or otherwise. If any person who is a manager, partner, officer, or employee of the Adviser is or becomes a director, officer, or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer, or employee of the Adviser shall be deemed to be acting in such capacity for the Company, and not as a manager, partner, officer, or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

SECTION 4

ALLOCATION OF COSTS AND EXPENSES

4.1 Costs and Expenses Allocated to the Company. Except as otherwise expressly provided for in Section 4.2, during the term of this Agreement the Company will bear (and to the extent paid by the Adviser will reimburse the Adviser for) all of costs and expenses of the Company’s business, operations, and investments including, but not limited to, the following:

(a)	accounting, legal, printing, clerical, filing, and other expenses incurred in connection with the organization of the Company and the initial offering of its shares of its common stock (the “Offering”);

(b)	expenses with respect to acquisition and disposition of investments, including all costs and fees incident to the identification, selection, and investigation of prospective Company investments, including associated due diligence expenses such as travel expenses and professional fees:

(c)	brokerage and commission expense and other transaction costs incident to the acquisition and dispositions of investments;

(d)	federal, state, and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Company;

(e)	interest charges and other fees in connection with borrowings by the Company;

(f)	fees and expenses payable to the SEC and any fees and expenses of state securities regulatory authorities;

(g)	expenses of preparing, printing, filing, and distributing reports and notices to stockholders and regulatory bodies including the SEC;

(h)	costs of proxy solicitation and meetings of stockholders and the Board;

(i)	administration fees payable under the Administration Agreement between the Company and NGP Administration LLC (the “Administrator”) dated , 2004 (the “Administration Agreement”);

(j)	charges and expenses of the Company’s custodian, administrator, and transfer and dividend disbursing agent;

(k)	compensation and expenses of the Company’s directors who are not interested persons of the Company or the Adviser, and of any of the Company’s officers who are not interested persons of the Adviser; expenses of all directors in attending meetings of the Board or stockholders;

(l)	legal and auditing fees and expenses, including expenses incident to the documentation for, and consummation of, transactions;

(m)	costs of certificates representing the shares of the Company’s common stock;

(n)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, stationery, supplies, and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, such as the Company’s allocable portion of overhead under the Administration Agreement;

(o)	the costs of membership by the Company or its directors or executive officers in any trade organizations;

(p)	expenses associated with litigation and other extraordinary or non-recurring expenses;

(q)	any insurance premiums (including fidelity bond and directors and officers errors and omission liability insurance premiums);

(r)	expenses of offering the Company’s common stock and other securities including registering securities under federal and state securities laws;

(s)	costs of calculating the Company’s net asset value including the costs of third party evaluations or appraisals of the Company (or its assets) or its investments;

(t)	the costs of providing significant managerial assistance offered to and accepted by the recipient of Company investments;

(u)	fees payable to third parties, including agents or consultants in monitoring financial and legal affairs of the Company and the Company’s investments; and

(v)	other costs and expenses directly allocable and identifiable to the Company or its business or investments.

4.2 Costs and Expenses Allocated to the Adviser. The expenses to be borne by the Adviser are limited to the following:

(a)	to the extent allocable for the provision of investment advisory or management services required to be provided to the Company by the Adviser under this Agreement, the cost of adequate office space for the investment professionals of the Adviser and their respective staffs, and all necessary office equipment and services, including telephone service, heat, utilities, and similar items, and supplies; and

(b)	to the extent allocable for the provision of the investment advisory or management services required to be provided to the Company by the Adviser under this Agreement, the wages, salaries, and benefits of the Adviser’s investment professionals, employees, and personnel.

4.3 Company’s Payment of Costs Allocated to the Adviser. The Company may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by the Adviser and acknowledged as otherwise payable by the Adviser pursuant to this Agreement, the Company may reduce the fee payable to the Adviser pursuant to Section 5 thereof by such amount. To the extent that such deductions exceed the fee payable to the Adviser on any quarterly payment date, the Adviser shall reimburse the Company for the amount of such excess within five (5) business days of such notification by the Company.

4.4 Payment or Assumption by the Adviser. The payment or assumption by the Adviser of any expense of the Company that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Company on any subsequent occasion.

SECTION 5

MANAGEMENT FEES

5.1 Compensation for Services. In consideration of the services to be provided by the Adviser under this Agreement, the Company agrees to pay the Adviser, and the Adviser agrees to accept as compensation for the services provided hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereafter set forth. The Adviser may agree to temporarily or permanently waive or defer, in whole or in part, the Base Management Fee and/or the Incentive Fee.

5.2 Base Management Fee. The Base Management Fee shall be equal to:

(a)	Until November 30, 2005, for each quarter the lesser of (i) 0.375% of the average value of the Company’s total assets on the last day of the quarter for the two most recently completed quarters or (ii) $900,000; provided, however, that for the first two fiscal quarters of the Company following completion of the offering described in the Prospectus (the “Closing Date”), total assets of the Company shall be deemed to be equal to the net proceeds to the Company from the sale of common stock described in the Prospectus (which is gross proceeds less the initial purchaser’s discount but before deducting any offering expenses) and

(b)	Thereafter, for each quarter 0.45% of the average value of the Company’s total assets on the last day of the quarter for the two most recently completed fiscal quarters.

The Base Management Fee shall be paid monthly in arrears until November 30, 2005, and quarterly in arrears thereafter and will be appropriately prorated for any partial quarter.

5.3 Incentive Fee. The Incentive Fee shall consist of two parts, as follows:

(a)	The first part, which is payable quarterly in arrears, will equal 20% of the amount, if any, by which (i) the Company’s Net Investment Income (as hereinafter defined) for the quarter exceeds (ii) the product of (A) the Net Assets (as hereinafter defined) of the Company at the end of the preceding quarter multiplied by (B) 2.0% (“Hurdle Rate”). “Net Investment Income” means (i) interest income (including accrued original issue discount and interest payable in kind), dividend income, royalty payments, net profits interest payments, and any other income (including any other fees such as commitment, origination, syndication, structuring, diligence, monitoring, and consulting fees, or other fees that the Company receives from portfolio companies) accrued by the Company during the fiscal quarter, minus (ii) the Company’s expenses for the quarter (including, without limitation, the Base Management Fee, expenses payable by the Company under the Administration Agreement, interest expense, and dividends paid on any issued and outstanding preferred stock, if any, of the Company, but excluding the Incentive Fee payable under this Section 5.3 during such quarter). The fee shall be payable quarterly in arrears. The Hurdle Rate will be pro rated for any period of less than three months. “Net Assets” means the total assets, less total liabilities, of the Company, determined in accordance with generally accepted accounting principles consistently applied.

(b)	The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement as set forth below) commencing on December 31, 2006, and will equal (i) 20% of (A) the Company’s cumulative Net Capital Gains from the closing date to the last day of such fiscal year, if any, less (B) the amount of Unrealized Capital Depreciation on the last day of such fiscal year; less (ii) the aggregate amount of Capital Gains Fees payments to the Advisor in prior fiscal years.

The Capital Gains Fee shall be payable on the day after the Company files its Annual Report on Form 10-K for such year. In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying the Capital Gains Fee.

The terms used in calculating the Capital Gains Fee have the following meanings:

“Realized Capital Gains” means with respect to a security (i) the amount by which the net amount realized from the sale or other disposition of such security,

exceeds (ii) the original cost of such security as determined by the Company in accordance with generally accepted accounting principles (“GAAP”) and the Investment Company Act.

“Realized Capital Losses” means with respect to a security (i) the amount by which the net amount received from the sale or other disposition of such security is less than (ii) the original cost of such security as determined by the Company in accordance with GAAP and the Investment Company Act.

“Net Realized Capital Gains” means Realized Capital Gains minus Realized Capital Losses (but not less than zero).

“Unrealized Capital Depreciation” means with respect to a security the amount by which the fair value of such security at the end of a fiscal year as determined by the Company in accordance with GAAP and the Investment Company Act is less than the original cost of such security.

5.4 Proration of Fees. If this Agreement becomes effective or terminates before the end of any fiscal quarter, the Base Management Fee and Incentive Fee for the period from the effective day to the end of the fiscal quarter or from the beginning of such quarter to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full fiscal quarter in which such effectiveness or termination occurs. In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying an Incentive Fee.

5.5 Fee Reduction. If (a) the Adviser, (b) a manager, officer, agent, or employee of the Adviser, (c) a company controlling, controlled by, or under common control with the Adviser, or (d) a director, officer, agent, or employee of any such company receives any compensation from a company whose securities are held in the Company’s portfolio in connection with the provision to that company of significant managerial assistance, the compensation due to the Adviser hereunder shall be reduced by the amount of such fee. If such amounts have not been fully offset at the time of termination of this Agreement, the Adviser shall pay such excess amounts to the Company upon termination.

5.6 Calculation and Payment of Management and Incentive Fees. The Adviser and the Company shall make a good faith estimate of the Base Management Fee payable for each month or quarter (the “Estimated Base Management Fee”) within ten (10) business days after the end of each month or quarter. The Company will pay the Adviser an amount equal to such Estimated Base Management Fee promptly after determination of the Estimated Base Management Fee. A final calculation of the Base Management Fee (the “Final Base Management Fee”) shall be completed in conjunction with the completion of the Company’s Quarterly Reports of Form 10-Q or Annual Report on Form 10-K, as the case may be. To the extent the Estimated Base Management Fee paid to the Adviser for any period exceeds the Final Base Management Fee for such period, within five (5) business days of such notification by the Company, the Adviser shall pay such difference to the Company. To the extent the Estimated Base Management Fee paid to the Adviser for any period is less than the Final Base Management Fee for such period, the Company shall pay the Adviser such difference on the day after the Company files its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be. The Incentive Fee payable for any period shall be calculated in conjunction with the completion of the Company’s Annual Report on Form 10-K for such period. The Incentive Fee, if any, shall be payable by the Company on the day after it files its Annual Report on Form 10-K.

SECTION 6

LIMITATION OF LIABILITY OF THE ADVISER

The Adviser (and its partners and the Adviser’s and its partners’ officers, managers, agents, employees, controlling persons, members, and any other person or entity affiliated with the Adviser including, without limitation, its general partner and the Administrator (collectively, “Affiliates”)) shall not be liable to the Company, or any stockholder of the Company, for any error of judgment, mistake of law, any loss or damage with respect to any investment of the Company, or any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

SECTION 7

INDEMNIFICATION OF THE ADVISER

The Company shall indemnify the Adviser (and its partners and the Adviser’s and its partners’ officers, managers, agents, employees, committee members, controlling persons, members, and any other person or entity affiliated with the Adviser or any of the foregoing, including its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened, or completed action, suit, investigation, or other proceeding whether civil, criminal, administrative, or investigative (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as determined in accordance with the Investment Company Act and the interpretations and guidance of the SEC or its staff thereunder). Notwithstanding any termination of this Agreement, the provisions of this Section 7 of this Agreement shall remain in full force and effect, and the Indemnified Parties shall remain entitled to the benefits thereof. The satisfaction of any indemnification and any holding harmless hereunder shall be from and limited to assets of the

Company. Notwithstanding the foregoing, absent a court determination that the person seeking indemnification was not liable by reason of “disabling conduct” within the meaning of Section 17(h) of the Investment Company Act, the decision by the Company to indemnify such person shall be based upon the reasonable determination, based upon a review of the facts, that such person was not liable by reason of such disabling conduct, by (a) the vote of a majority of a quorum of directors of the Company who are neither “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act nor parties to such action, suit, or proceeding or (b) an independent legal counsel in a written opinion.

Expenses incurred by the Adviser in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the Adviser to repay such amount unless it shall ultimately be determined that the Adviser is entitled to be indemnified by the Company as authorized in this Section 7, provided that at least one of the following conditions precedent has occurred in the specific case: (a) the Administrator has provided security for its undertaking; (b) the Company is insured against losses arising by reason of any lawful advances; or (c) a majority of a quorum of the disinterested non-party directors of the Company or an independent legal counsel in a written opinion, shall determine, based upon a review of the readily available facts, that there is reason to believe that the Adviser ultimately will be found entitled to indemnification. The advancement and indemnification provisions in this Section 7 shall apply to all threatened, pending, and completed actions, suits, or proceedings in which the Adviser is a party or is threatened to be made a party during the term of this Agreement.

For purposes of this Section 7, any provision hereof applicable to the Adviser shall also be applicable to any person serving as a partner of the Adviser or any of their directors, officers, employees, agents, members, committee members, controlling persons or Affiliates of the Adviser or any of the foregoing if such person is made a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding in such capacity. The indemnification and advancement provisions of this Section 7 shall be independent of and in addition to any indemnification and advancement provisions that may apply to any director, officer, employee, agent, or Affiliate of the Adviser because of any other position that such person may hold with the Company.

SECTION 8

DURATION AND TERMINATION

8.1 Duration. This Agreement shall become effective as of the date hereof and shall continue in effect until                      , 2006, and subsequently for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (a) by the vote of a majority of the directors of the Company, cast in person at a meeting called for that purpose, or by the vote of a majority of the outstanding voting securities of the Company and (b) by the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of the Company, in accordance with the requirements of the Investment Company Act.

8.2 Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Board or by the shareholders of the Company acting by the vote of at least a majority of the outstanding voting securities of the Company, provided in either case that 60 days’ written notice of termination be given to the Adviser at its principal place of business. The Adviser may also terminate this Agreement at any time by giving 60 days’ written notice of termination to the Company, addressed to its principal place of business.

8.3 Effect of Termination of Expiration. The provisions of Section 6 and 7 shall remain in full force and effect and the Adviser and its representatives shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement, the Adviser shall be entitled to any amounts owed under Section 5 through the date of termination or expiration.

SECTION 9

GENERAL PROVISIONS

9.1 Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

9.2 Proprietary Rights. The Adviser has proprietary rights in the Company’s name. The Company acknowledges and agrees that the Adviser may withdraw the use of such names from the Company should it cease to act as the investment adviser to the Company.

9.3 Notice of Filing of Articles of Incorporation. All parties hereto are expressly put on notice of the Company’s Articles of Incorporation and all amendments thereto, all of which are on file with the State Department of Assessments and Taxation of the State of Maryland, and the limitation of director, officer, agent, employee, and stockholder liability contained therein. This Agreement has been executed by and on behalf of the Company by its representatives as such representatives and not individually, and the obligations of the Company hereunder are not binding upon any of the directors, officers, agents, employees, or stockholders of the Company individually but are binding upon only the assets and property of the Company.

9.4 Amendment of this Agreement. This Agreement may be amended by the mutual consent of the parties in writing, but the consent of the Company must be obtained in accordance with the requirements of the Investment Company Act.

9.5 Assignment. This Agreement may not be assigned by either party hereto and shall terminate automatically in the event of any assignment (within the meaning of the Investment Company Act) of this Agreement.

9.6 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and in accordance with the Investment Company Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the Investment Company Act, the Investment Company Act shall control.

9.7 Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “investment adviser,” “security,” and “making available significant managerial assistance” shall have the same meaning as such terms have in the Investment Company Act, subject to such exemption as may be granted by the Commission by any rule, regulation, or order. Where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

9.8 Entire Agreement. This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the Company and the Adviser have caused this Agreement to be executed as of the day and year first above written.

NGP CAPITAL RESOURCES COMPANY

By:
Name:
Title:

NGP INVESTMENT ADVISOR, LP

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